UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 25, 2020

Vaxart, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35285	59-1212264
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

385 Oyster Point Boulevard, Suite 9A, South San Francisco, California		94080
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (650) 550-3500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common stock, $0.0001 par value	VXRT	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 25, 2020, the Board of Directors of Vaxart, Inc. (the “Company”) appointed Karen J. Wilson to serve on our board of directors, until her successor is elected and qualified, or sooner in the event of her death, resignation or removal. Our board of directors has determined that Ms. Wilson meets the requirements for independence under the applicable listing standards of The Nasdaq Stock Market LLC and the Securities Exchange Act of 1934, as amended. Ms. Wilson was also appointed as Chair of the Audit Committee of the Board (the “Audit Committee”).

Ms. Wilson, 57, is currently the Senior Vice President, Finance of Jazz Pharmaceuticals plc (“Jazz Pharmaceuticals”). She previously served as Vice President, Finance and Principal Accounting Officer of Jazz Pharmaceuticals and its predecessor company (Jazz Pharmaceuticals, Inc.) beginning in 2011. Ms. Wilson currently is also an independent Director for Angion Biomedica Board of Directors since April 2020. From 2009 to January 2011, she served as Vice President of Finance and Principal Accounting Officer at PDL BioPharma, Inc., a biotechnology company. From 2005 to 2009, she served as a principal at the consulting firm Wilson Crisler LLC. Prior to that, from 2001 to 2004, she was Chief Financial Officer of ViroLogic, Inc., a biosciences company. Prior to joining ViroLogic, Ms. Wilson served as Chief Financial Officer and Vice President of Operations for Novare Surgical Systems, Inc. from 1999 to 2001. Prior to 1999, Ms. Wilson worked for Deloitte & Touche LLP for ten years, serving clients in both the life sciences and technology fields. Ms. Wilson is a Certified Public Accountant in the State of California and received a B.S. in Business from the University of California, Berkeley.

Ms. Wilson will be entitled to receive cash and equity compensation for her service on our board of directors and committees thereof in the standard amounts previously approved by our board of directors. She will receive a pro rata portion of an annual cash retainer for serving on the board of directors ($40,000) and a pro rata portion of an annual cash retainer for serving as the chairperson of the audit committee ($15,000). Retainers are paid on a quarterly basis in the first week of the following quarter.

On August 25, 2020, the Board, upon recommendation of the compensation committee, approved a grant of a time-based stock option to Ms. Wilson covering a total of 65,700 shares of common stock, which shall vest in three equal annual installments over three years, and shall have a per share exercise price equal to the closing price of the shares on August 25, 2020.

Ms. Wilson also entered into our standard form of indemnification agreement, the form of which is filed as Exhibit 10.3 to our Current Report on Form 8-K (File No. 001-35285), filed with the U.S. Securities and Exchange Commission on February 20, 2018.

There are no arrangements or understandings between Ms. Wilson and any other persons, pursuant to which she was appointed as a member of our board of directors. There are no family relationships between Ms. Wilson and any of our directors or executive officers. Ms. Wilson is not a party to any current or proposed transaction with us for which disclosure is required under Item 404(a) of Regulation S-K.

On August 27, 2020, the Company issued a press release announcing the appointment of Ms. Wilson as a director. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 8.01.      Other Events.

As disclosed in its Current Report on Form 8-K filed on June 23, 2020, Andrei Floroiu, an existing director, was appointed to serve as the Company's Chief Executive Officer. Although he remains a member of the Board, in light of his appointment to serve as an executive officer, he resigned from the Audit Committee, after which the Audit Committee was comprised of two members. Rule 5605 of the Nasdaq Listing Rules (the “Listing Rules”) requires that all listed companies’ audit committees comprise at least three independent directors, although Listing Rule 5605(c)(4)(B) provides a specified cure period to fill any audit committee vacancy created by the resignation of an audit committee member. Following the appointment of Ms. Wilson to the Board and to serve as Chair of the Audit Committee, the Company has regained compliance with the Listing Rules within the permitted cure period.

Item 9.01.      Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

99.1	Press Release, dated August 27, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vaxart, Inc.

Dated: August 27, 2020
	By:	/s/ Andrei Floroiu
Andrei Floroiu
President and Chief Executive Officer